UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2010

AMSTEM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-51931	88-0374180
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13406 Racetrack Road #233, Tampa, FL 33626

(Address of principal executive offices – zip code)

(813) 283-2556

(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our business, financial condition, results of operations, cash flows and prospects, and the prevailing market price and performance of our common stock, may be adversely affected by a number of factors. Certain statements and information set forth in this Current Report on Form 8-K, as well as other written or oral statements made from time to time by us or by our authorized executive officers on our behalf, constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement and the risk factors in this Current Report on Form 8-K in order to comply with such safe harbor provisions. You should note that our forward-looking statements speak only as of the date of this Current Report on Form 8-K or when made and we undertake no duty or obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations, plans, intentions and projections reflected in our forward-looking statements are reasonable, such statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that our stockholders and prospective investors should consider are included under the heading “Risk Factors.”

EXPLANATORY NOTE

This Current Report on Form 8-K is being filed in connection with a series of transactions consummated by, and certain related events and actions taken by, AmStem Corporation.

This Current Report responds to the following items on Form 8-K:

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 3.02 Unregistered Sales of Equity Securities.

Item 5.01 Changes in Control of Registrant.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 9.01 Financial Statements and Exhibits.

Item 1.01	Entry into a Material Definitive Agreement.

As used in this Current Report on Form 8-K, all references to the “Company”, “AmStem Corporation”, “we”, “our”, and “us” or similar terms refer to AmStem Corporation, including its predecessors. Information about the Company and the principal terms of the Acquisition are set forth below.

The Company entered into a Reorganization and Stock Purchase Agreement (the “SPA”) with Histostem Co., Ltd., a Korean company (“Histostem”) on March 10, 2008, as amended on September 23, 2009 (the “SPA”), pursuant to which we have agreed to acquire 90% of the issued and outstanding shares of Histostem in consideration for the issuance of 60% of our fully diluted issued and outstanding stock. The closing of the transaction was subject to a number of conditions, including, but not limited to, (i) increasing the size of the Board of Directors to seven members; (ii) effectuating an increase in the Company’s authorized shares of common stock from 100 million shares to 500 million shares and (iii) changing the Company’s name to AmStem Corporation. The Company received a majority of the shareholders’ consent for numbers i), ii) and iii). The Company also issued a total of 4,000,000 shares in connection with the SPA. The Company has filed a Form 14C with the SEC as notice of the name change and increase to the authorized number of shares. The Company closed the acquisition in the fourth quarter of fiscal year end March 31, 2010, with the Company issuing 102,597,040 shares of common stock to Histostem.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Overview

On March 10, 2008, as amended on September 23, 2009, we entered into a Reorganization and Stock Purchase Agreement with Histostem Co., Ltd., pursuant to which, upon completion of the Acquisition on January 26, 2010,

Histostem became a 90% owned subsidiary. A copy of the Acquisition Agreement is filed herewith as Exhibit 10.1. Immediately following the closing of the Acquisition, we had outstanding 168,277,518 shares of common stock, of which 35,618,033 shares of common stock constitutes our current “public float.”

General Changes Resulting from the Acquisition

We intend to carry on the business of Histostem and we have retained all of Histostem’s management. We will relocate our executive offices to San Francisco, California. We have changed our name from Stem Cell Therapy International, Inc. to AmStem Corporation and will pursue the current business plan and operations, which will become our consolidated operations as a result of the SPA.

Our common stock is currently quoted on the OTC Bulletin Board, or OTCBB, sponsored by the National Association of Securities Dealers, Inc. under the symbol “AMST”. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks,” as well as volume information.

The SPA and the related transactions were approved by the boards of directors of each of the Company’s on March 10, 2008, and by the requisite number of the Company’s stockholders by written consent in lieu of a meeting on October 28, 2009.

Accounting Treatment

The SPA was accounted for as a “recapitalization,” since as a result of the SPA, Histostem now owns a majority of the outstanding shares of the common stock of the Company. Histostem is deemed to be the acquirer in the SPA for accounting purposes and, consequently, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Histostem and will be recorded at the historical cost basis of Histostem. As a result of the SPA, there was a change in control of the Company. The Company will continue to be a “smaller reporting company”, as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Acquisition.

Amendment to Certificate of Incorporation

On December 1, 2009, SCII filed a Certificate of Amendment with the State of Nevada effecting a name change of the Company to AmStem Corporation and increasing the authorized capital of the corporation to five hundred million (500,000,000) shares of common stock, par value $0.001.

Election to the Board of Directors

Immediately following the completion of the SPA, the size of our Board of Directors was increased to seven members. There are currently three members of the Board of Directors: David Stark, Rick Van den Toorn, and Dr. Hoon Han. Histostem is entitled to fill the remaining vacancies on the Board of Directors.

Listing

The Company’s common stock is quoted on the OTCBB, under the symbol “AMST”. The Company’s common stock is subject to provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), commonly referred to as the “penny stock rule.” Section 15(g) sets forth certain requirements for transactions in penny stocks, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines “penny stock” to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. As long as the Company’s common stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors.

DESCRIPTION OF OUR BUSINESS

COMPANY HISTORY

AmStem Corporation (the “Company”) is a biotechnology company pioneering in the field of the stem cell treatment by the stem cells which are isolated from the human umbilical cord blood. We are dedicated to the development of stem cell and umbilical cord blood (“UBC”) technologies. We are engaged in several aspects of the stem cell industry through our subsidiaries.

We have incorporated a wholly owned subsidiary, AmStem International, Inc., a Nevada Corporation, to use for distribution of stem cell related products.

On January 26, 2010 the company merged with Histostem Co., Ltd., a Korean company (“Histostem”) through a Reorganization and Stock Purchase Agreement, as amended (the “SPA”), pursuant to which we acquired 90% of the issued and outstanding shares of Histostem in consideration for the issuance of 60% of the then fully diluted shares of our stock, which was 102,597,040 shares of our common stock.

Related to the acquisition of Histostem, in 2010, the Company changed its name from Stem Cell Therapy International, Inc. to AmStem Corporation.

The Company was originally incorporated in Nevada on December 28, 1992 as Arklow Associates, Inc. On March 20, 1997, the Company changed its name to The Ultimate Cigar Company, Inc. On July 22, 1999, the Company changed its name to Ultimate Direct, Inc. On January 11, 2005, the Company changed its name to Altadyne, Inc.

On March 20, 2005, R Capital Partners, Inc., a Nevada Corporation (“R Capital”), acquired the Company (then Altadyne, Inc., a shell company).

On September 1, 2005, R Capital, Stem Cell Therapy International Corp, a Florida Corporation (“Stem Cell Florida”), and the Company (then Altadyne, Inc.) entered into a Reorganization and Stock Purchase Agreement. Pursuant to the agreement, Altadyne acquired 100% of the issued and outstanding shares of common stock of Stem Cell Florida in consideration for a controlling interest in the Company. On October 5, 2005, the Company changed its name to Stem Cell Therapy International, Inc. to reflect the new business of the Company. As part of the Acquisition of Histostem, Stem Cell Florida is no longer a subsidiary of the Company.

COMPANY AND BUSINESS OVERVIEW

We operate in the high-tech field of cell-based therapy using stem cells and have developed technology to successfully isolate stem cells from UCB and nurture them to multipotent stem cells. We also have a proprietary specialty of HLA type matching technique to improve the success rate of our therapies. Our operations currently focus on the following aspects of the industry: Stem Cell Treatment, Stem Cell-based Cosmetic Products development, Stem cell and Cord Blood Repository, various stem cell product sales, raw material sales and research and development.

The success of our current and emerging stem cell research and therapies is dependent on the ability to have an abundant and economical source of diverse stem cells. Umbilical cord blood has been emerging as an ideal, ethical and safer source for these cells. As information about the potential therapeutic value of stem cells has entered the mainstream, and following the first successful cord blood transplant performed in 1988, umbilical cord blood collection has grown. In the past decade, several public and private cord blood banks have been established to provide for the collection and preservation of these cells. Stem cells have been successfully recovered from cord blood after at least fifteen years of storage in liquid nitrogen. We currently have an abundant and diverse cord blood bank located in Seoul, Korea, which we believe may give us a competitive advantage (see “Umbilical Cord Blood Bank”, below).

Our current focus will be on the following objectives:

•	Establishing accreditation with AABB, NBMD, and NCBI, to facilitate access to our inventories by research companies throughout the world;

•	Expanding clinical stem cell trials in Korea, thereby compiling the preliminary data necessary to submit applications to the U.S. FDA for the approval of our products;

•	Expanding our facilities in Seoul, transforming it into the premier cord blood bank and therapy clinic in the world;

•	Establishing additional cord blood collection and storage facilities, in addition to stem cell therapy clinics in the U.S. and Europe; and

•	Commencing an international marketing campaign to expand awareness of stem cell storage, products, technologies, and therapies, and to encourage medical tourism.

•	Expanding our cosmetic related sales through the increased sale of raw materials, introduction of new cosmetic products and the marketing of our products in the United States and Europe.

Umbilical Cord Blood Bank

We operate one of the world’s largest human umbilical cord blood banks. As the only AsiaCORD-accredited bank in Korea, we share the network with other Asia cord blood banks in China, Japan and Taiwan, Thailand, and Vietnam.

We provide cord blood storage services for expectant parents interested in capturing the opportunities made available by evolving medical treatments and technologies such as cord blood transplants. We also preserve cord blood units donated by the public donors, to provide HLA-matched stem cells when transplant is required. The public bank is more significant in that it offers opportunities for patients that have not had their own cord blood stored. We continue to acquire as many cord blood units as possible and currently have over 80,000 units. We believe that the cord blood pool being open to everybody is the most important aspect of the public cord blood banking.

We intend to grow our revenues by enlarging our subscriber base and increasing our penetration through expanding our hospital networks and enhancing our sales and marketing initiatives. In addition, the nature of our business requires us to deliver our services to our subscribers on a long-term basis. Therefore, the contracts with our subscribers are typically for a period of 15 years, which can be extended by parent or child at the end of the contract period. The revenue is recognized over the period the services are provided.

In addition, we generate a portion of revenues from the fees we charge in providing matching units we collect from public donors to patients in need of transplants or researchers.

Cosmetic

Stem Cells are the basic building blocks for our body and our regenerative medicine research has the opportunity of restoring any damaged organs or renew any damaged tissues by clinically using stem cells. Through our regenerative research we have discovered various therapies for the human skin. We are selling the raw materials to manufacturers, which use this as the active ingredient in several of their own branded cosmetic products, sold in the Pacific Rim. In addition, we have developed our own line of cosmetic products. The first product is a facial cream branded under the name Stemixx and currently sold in South Korea. It is management’s expectation to introduce new products and concentrate our marketing efforts in the coming year on the United States and Europe.

Research and Development

A significant part of our business activities are devoted to research and development, focused primarily on stem cell regenerative medicines. We only use stem cells derived from Human umbilical cord blood, which are capable of becoming hundreds of different cell types in the body. We have focused our research and seen promising results in our emergency treatments of liver cirrhosis, buerger’s disease, spinal cord injury and osteoporosis, to name a few. We have also conducted research and treatments for conditions such as baldness. We utilize our own proprietary technology in both our research and our treatments studies.

A portion of our current efforts in the regenerative medicine field are focused on the development and sale of human stem cell products and technology that can be used by researchers at universities and other institutions. By focusing a portion of our resources on products and technology that will be used by researchers and drug developers at larger institutions and corporations, we believe that we will be able to commercialize products in less time and use less capital than will be required to develop therapeutic products.

Patents and Trade Secrets

We currently hold over 10 patents issued in the United States. Patents covering certain parts of our technology have also been issued in several countries of the European Union, China and South Korea. There is no assurance that any additional patents will be issued. Further, the enforcement of patent rights often requires litigation against third party infringers, and such litigation can be costly to pursue.

There is a risk that any patent applications that we file and any patents that we hold or later obtain could be challenged by third parties and declared invalid or infringing of third party claims. A patent interference proceeding may be instituted with the U.S. Patent and Trademark Office (the “PTO”) when more than one person files a patent application covering the same technology, or if someone wishes to challenge the validity of an issued patent. At the completion of the interference proceeding, the PTO will determine which competing applicant is entitled to the patent, or whether an issued patent is valid. Patent interference proceedings are complex, highly contested legal proceedings, and the PTO’s decision is subject to appeal. This means that if an interference proceeding arises with respect to any of our patent applications, we may experience significant expenses and delay in obtaining a patent, and if the outcome of the proceeding is unfavorable to us, the patent could be issued to a competitor rather than to us. In addition to interference proceedings, the PTO can reexamine issued patents at the request of a third party seeking to have the patent invalidated. This means that patents owned or licensed by us may be subject to reexamination and may be lost if the outcome of the reexamination is unfavorable to us.

The enforcement of patent rights often requires litigation against third party infringers, and such litigation can be costly to pursue. Even if we succeed in having new patents issued or in defending any challenge to issued patents, there is no assurance that our patents will be comprehensive enough to provide us with meaningful patent protection against our competitors.

In addition to patents, we rely on trade secrets, know-how, and continuing technological advancement to maintain our competitive position. We have entered into intellectual property, invention, and non-disclosure agreements with our employees, and it is our practice to enter into confidentiality agreements with our consultants. There can be no assurance, however, that these measures will prevent the unauthorized disclosure or use of our trade secrets and know-how, or that others may not independently develop similar trade secrets and know-how or obtain access to our trade secrets, know-how, or proprietary technology.

Experienced Management Team

Our core management team consists of experienced managers and preeminent medical experts, all of whom have in-depth knowledge and solid experience in one or more emerging healthcare sectors in the US or South Korea.

Infrastructure

We maintain an infrastructure for the transportation, testing, processing and storage of cord blood and have devoted considerable management and financial resources in upgrading and improving our facilities and supporting infrastructure. Our facilities in South Korea are equipped with state-of-the-art laboratories, storage cylinders, automated real-time basis remote monitoring systems and advanced equipment to handle the testing, processing and storage of cord blood and stem cells.

Extensive Hospital Network

We provide our services through collaboration with selected hospitals in our operating regions. Our hospital networks offer us the platform for performing research, development and cord blood collection services. Our focus on building an extensive hospital network by collaborating with hospitals has contributed to our successful growth.

We expect the number of our collaborating hospitals to continue to grow, which will help us further penetrate our target markets. Our collaborating hospitals and dedicated sales team have enabled us to establish ourselves as a quality cord blood banking service provider in the communities in which we operate.

STEM CELL INDUSTRY CONSIDERATIONS

The human body is comprised of many types of cells with individual characteristics and specific functions. Cells with a defined or specialized function are referred to as differentiated. Examples of differentiated cells include nerve cells, red blood cells and skin cells. Differentiated cells are replaced and renewed over time from a population of rare, undifferentiated cells known as stem cells. As stem cells grow and proliferate, they are capable of producing both additional stem cells as well as cells that have differentiated to perform a specific function. Stem cell differentiation is prompted by specific cell-to-cell interactions or other molecular signals. These signals trigger a change in the cell’s genetic profile, causing specific genes to become active and others to become inactive. As a result, the cell develops specialized structures, features and functions representative of its differentiated cell type.

The ability of a stem cell to differentiate into multiple types of cells of a certain tissue is referred to as pluripotency. For example, a hematopoietic stem cell has the ability to differentiate into many types of blood and immune system cells. However, stem cells of one tissue type may also generate specialized cells of another tissue type, a characteristic referred to as plasticity. For example, under specific conditions, hematopoietic stem cells have been shown to generate specialized cells of other systems, including neural, endocrine, skeletal, respiratory and cardiac systems. These characteristics make stem cells highly flexible and very useful for a number of applications, including the potential use as therapeutics.

There are many types of stem cells in the human body. These stem cells are found in different concentrations and in different locations in the body during a person’s lifetime. Current thinking suggests that each organ and tissue in the body is founded, maintained and possibly rejuvenated to different degrees, on a more or less continual basis, by specific stem cell populations naturally present in the body. Types of stem cells include:

Hematopoietic stem cells. Hematopoietic, or blood, stem cells reside in the bone marrow, umbilical cord and placenta. They can also be found in an infant’s umbilical cord as well as circulating in very small numbers in the blood. Hematopoietic stem cells generate all other blood and immune system cells in the body.

Neural stem cells. Neural stem cells can be found in the brain and spinal cord and are capable of differentiating into nerve and brain tissue.

Mesenchymal stem cells. Mesenchymal stem cells can be found in bone marrow and differentiate into bone, cartilage, fat, muscle, tendon and other connective tissues.

Pancreatic islet stem cells. Pancreatic islet stem cells can be found in the pancreas and differentiate into specialized cells of the pancreas including cells that secrete insulin.

The field of stem cell therapies and products are a long way from being commercialized. However, the market potential for stem cell therapies products is very large. See generally “Cell Therapy Commercialization: Applying Stem Cell and Related Strategies,” Drug and Market Development Publishing, January, 2006. President Obama’s Executive Order to rescind the ban on federal funding for stem cell research is the first step in moving stem cell research forward in the U.S. President Obama is a supporter and co-sponsor of the Stem Cell Research Enhancement Act of 2007. The Stem Cell Research Enhancement Act will reach yet another compromise by allowing researchers in the U.S. to expand embryonic stem cell research while prohibiting scientists from creating or cloning embryos for research purposes. Under the current administration, scientists may finally have the chance to dissolve the controversy with breakthroughs in treatments using stem cells.

According to an abundant and diverse body of clinical studies, scientists believe stem cells, which can grow and assimilate into any type of body tissue, could eventually provide a unique way to repair damaged or diseased tissue and treat or cure ailments including Parkinson’s disease, Alzheimer’s, diabetes and even spinal cord injuries. Supporters say the laboratory creation and study of these lines, which could number in the hundreds, is crucial to the advancement of the research. The likelihood of an autologous transplant using your own stem cells is 1 in 435, the likelihood of an allogeneic transplant from a matched donor (such as a sibling) is 1 in 400, and the net likelihood of any type of stem cell transplant is 1 in 217.

PRICING

The National Marrow Donor Program estimates that by the year 2015, there will be 10,000 cord blood transplants world-wide per year using publicly banked cord blood. It is therefore vitally important to build public repositories of cord blood donations throughout the world. In the United States, the Health Resources and Services Administration (HRSA) of the US Dept. of Health and Human Services is responsible for funding national programs to register marrow donors and bank cord blood donations. The typical cost to consumer (patient) to access a sample from a donor bank is $25,000 to $35,000+.

COMPETITION

The stem cell industry is characterized by rapidly evolving technology and intense competition. Our competitors include major multinational pharmaceutical companies, specialty biotechnology companies, and chemical and medical products companies operating in the fields of regenerative medicine, cell therapy, tissue engineering, and tissue regeneration. Many of these companies are well-established and possess technical, research and development, financial, and sales and marketing resources significantly greater than ours. In addition, certain smaller biotech companies have formed strategic collaborations, partnerships, and other types of joint ventures with larger, well established industry competitors that afford these companies’ potential research and development and commercialization advantages. Academic institutions, governmental agencies, and other public and private research organizations are also conducting and financing research activities which may produce products directly competitive to those we are developing.

REGULATION

As the technological milestones for stem cell transplantation have been announced, governments have begun to impose regulation. Many developed countries have now drawn up legislation or codes, or signed up to Conventions, regulating the creation and use of embryonic stem cells. Some regimes have already been shown to be lagging behind the technology.

From a regulatory viewpoint stem cell transplant represents a very unique product, which is not really a “product” at all, because it does not fulfill the legal definition of a medicinal “product.” The FDA’s regulations label live cell transplants as products, while under German law they are classified neither as drugs nor as medications, because:

•	they are individually prepared for each patient,

•	they are for one time use only, by implantation on a pre-determined date,

•	the implantation is carried out by a physician who wrote a prescription for the stem cell transplants used,

•	stem cell transplants have no ‘shelf-life’, and

•	they are not distributed through the usual channels.

The response of many governments to reproductive cloning is a complete ban, but approaches to therapeutic cloning vary quite widely. The United States presidency and various European bodies and institutions are taking a restrictive approach to embryonic stem cells, while the United Kingdom has passed relatively permissive legislation.

The United States

The United States’ regulation falls into two main areas: control of federal funds for research, and the broader question of regulation of the activities themselves. Following an announcement by President Bush on August 9, 2001, United States federal funds became available only for stem cell research on embryonic cell lines already in existence. Before that, more liberal National Institutes of Health (“NIH”) Guidelines had recommended that funds were to be available for the creation and use of stem cells from spare IVF embryos. The 64 embryonic cell lines identified by US officials as already being in existence, and therefore a suitable subject for federally funded research, were generated by various institutes in the United States, Sweden, Australia, India, and Israel. We currently plan to seek research funding from the NIH, and will consider seeking research funding from other government health agencies in the future.

Separately from the funding issue, the regulation of embryonic stem cell research is being actively considered by the US Government. On July 31, 2001, the House of Representatives voted for a broad ban on human cloning that would prohibit cloning for research purposes as well as for reproduction. The resulting law imposes heavy financial penalties and terms of imprisonment on those who generate cloned embryos, and thus affects both privately funded and NIH-supported research. Fortunately, the Company’s lines of allotransplants are outside of this regulation, both because we do not engage in any cloning activities, and because we do not engage in any stem cell production, research, or development in the United States. Further, since all of our stem cell activities are performed in jurisdictions where such activities are legal, we do not currently have any obligation to obtain government approval for our activities, and do not currently have any compliance costs. However, there is no assurance that we will not face costs or the need for government approval with regard to future regulations or the regulations of any country into which we may expand our operations in the future.

Germany and the Rest of Europe

Germany’s highest court re-affirmed its approval of therapeutic use of cell allotransplantation on February 16, 2000, by its decision in the case number 1 BvR 420/97. Germany had previously approved of this use in the early fifties.

This German decision had serious implication for the remainder of the European Community (“EC”) as well. Under the European Community Council Directives, all Member States of EC are obliged to accept laws and regulations of other member States of European Community dealing with medical therapeutics for human use, and that includes stem cell transplantation.

All applicable regulations of the Public Health Service, and EU Directives, were incorporated in our manufacturing technology, and that was of enormous importance in order to attain the heretofore unknown ‘state-of-art’ level of safety of stem cell transplantation.

The European Community Council’s Directives are in harmony with this German legal concept, and thus European Community Member States do not classify stem cell allo and/or xeno-transplants as ‘products’ either.

California State Regulations

The state of California has adopted legislation and regulations that require institutions that conduct stem cell research to notify, and in certain cases obtain approval from, a Stem Cell Research Oversight Committee (“SCRO Committee”) before conducting the research. Advance notice, but not approval by the SCRO Committee, is required in the case of in vitro research that does not derive new stem cell lines. Research that derives new stem cell lines, or that involves fertilized human oocytes or blastocysts, or that involves clinical trials or the introduction of stem cells into humans, or that involves introducing stem cells into animals, requires advanced approval by the SCRO Committee. Clinical trials may also entail approvals from an institutional review board (“IRB”) at the medical center at which the study is conducted, and animal studies may require approval by an Institutional Animal Care and Use Committee.

EMPLOYEES

As of March 31, 2010, there were 2 full-time employees of AmStem Corporation, approximately 48 full time employees of Histostem Corporation and no employees of AmStem International Inc for a total of approximately 50 employees. The Company also engages independent contractors and other temporary employees in its operations and finance and administration departments. None of the Company’s employees is represented by a labor union, and the

Company considers its employee relations to be good. Competition for qualified personnel in the Company’s industry is intense, particularly among doctors and other technical staff. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel.

DESCRIPTION OF PROPERTY

The Company has a non-cancelable operating lease that will expire during 2011. The building is located at the Seoul Life Foundation Building, Dunchon-dong, Kangdong-gu, Seoul 134-060, South Korea. There is approximately $93,800 of minimum lease payments payable in 2010 and 2011.

The Company has a non-cancelable operating lease that will expire during 2012. The address is 350 Sansome Street, suite 680, San Francisco, California 94111. There is approximately $90,000 of minimum lease payments payable in 2010, 2011 and 2012.

LEGAL PROCEEDINGS

The Company is not currently involved in any material legal proceedings except as disclosed in the Histostem financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS CURRENT REPORT ON FORM 8-K.

This discussion should be read in conjunction with the audited consolidated financial statements of Histostem Co., Ltd. for the fiscal years ended December 31, 2009 and 2008. This discussion contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including statements regarding Histostem’s expected financial position and business and financing plans. These statements involve risks and uncertainties. Histostem’s actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Current Report on Form 8-K, particularly under the headings “Forward Looking Statements” and “Risk Factors.”

Overview

Histostem Co., Ltd., the Company’s primary operating subsidiary, was established on February 2, 2000 as a laboratory venture in the Catholic Medical University of Korea. The Company has been dedicated to the development of stem cell technology along with the cord blood. The Company is mainly engaged in sales of stem cell and cord blood, and providing individual storage service for cord blood.

On December 17, 2009, the Company entered into Agreement and Plan of Merger (the “Agreement”) with Fubit Co., Ltd. (“Fubit”), a Korean corporation whose shares are listed in KOSDAQ. At the effective time of the merger, each outstanding share of the Company’s common stock will be exchanged with 0.73820982 share of Fubit’s common stock. The Agreement was approved by the Company’s stockholders on February 18, 2010. Based upon pertinent facts and circumstances of the Agreement, the Company is deemed to be the surviving entity for accounting and statutory purposes. The merger is expected to be consummated in April, 2010. Upon the consummation of the merger, the Company’s operation will be continued in the merged entity.

Histostem’s reported net revenues for the year ended December 31, 2009 increased to approximately $5.4 million, compared to approximately $4.4 million for the same period last year. The increase in revenue is primarily related to a significant increase in cosmetic and cord blood sales. Gross profit margin increased to 87% of sales from 79% of sales due to a significant portion of sales being related to high gross margin product lines.

Selling, general and administrative expenses decreased by approximately $412,900 to $2,331,700, compared to approximately $2,744,600 for the previous year. The decrease in selling, general and administrative expenses is primarily related to certain non-recurring expenses in 2008 and the elimination of some unnecessary expenses. Management will continue to concentrate on controlling the selling, general and administrative expenses as the Company grows.

Histostem reported operating income of approximately $2,342,700 for the year ended December 31, 2009 compared to operating income of approximately $705,400 during the prior year. The Company reported net income of approximately $1,357,600 for the year ended December 31, 2009 compared to net income of approximately $102,600 for the prior year.

Generally, the functional currency of our international subsidiary is the local currency. The financial statements are translated to U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates of exchange for revenues, costs and expenses. Translation gains and losses are recorded in accumulated other comprehensive income as a component of stockholders’ equity.

PRO FORMA SELECTED FINANCIAL DATA

SUPPLEMENTARY FINANCIAL INFORMATION

AmStem Corporation and Subsidiaries

As of December 31, 2009

The following unaudited pro forma financial statements (“pro forma statements”) give effect to the recapitalization of Histostem Corporation, (“Histostem”) a Korean corporation by AmStem Corporation (the “Company”), a Nevada corporation Inc. and are based on the estimates and assumptions set forth herein and in the notes to such pro forma statements.

On March 10, 2008, the Company entered into a Stock Purchase Agreement and Plan of Reorganization as amended (the “Acquisition Agreement”) with Histostem. Pursuant to the Acquisition Agreement, Histostem became a 90% owned subsidiary of the Company (the “Acquisition”).

The Acquisition occurred on January 26, 2010. The Acquisition was accounted for as a “recapitalization,” since as a result of the Acquisition Histostem owns a majority of the outstanding shares of the common stock of the Company. Histostem is deemed to be the acquirer in the Acquisition for accounting purposes and, consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Histostem and will be recorded at the historical cost basis of Histostem. As a result of the Acquisition, there was a change in control of the Company.

The following unaudited pro forma financial information gives effect to the above. The unaudited pro forma financial information was prepared from (1) Histostem’s audited historical financial statements; and (2) the Company’s unaudited historical financial statements.

The unaudited pro forma balance sheet at December 31, 2009 assumes the effects as if the Acquisition occurred on December 31, 2008. The unaudited pro forma statements of operations assume that the Acquisition occurred on January 1, 2009.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the date indicated, nor is it necessarily indicative of the future operating results or financial position of the consolidated companies.

AmStem Corporation and Subsidiaries

Pro Forma Unaudited Balance Sheets

As of December 31, 2009

	Histostem	AmStem	Pro Forma Adjustments	Pro Forma
ASSETS

CURRENT ASSETS
Cash	$5,278	$48,130	$— [1,2]	$53,408
Accounts receivable	17,745	—	—	17,745
Deferred loan costs, net	—	270,000	—	270,000
Inventories	11,794,066	—	—	11,794,066
Investment in AmStem	—	—	—	—
Investment in Histostem	—	—	—	—
Prepaid expenses	58,001	495,000	(490,000)	63,001
Short-term loans	257,700	—	—	257,700
Current deferred tax assets	1,186,382	—	—	1,186,382
Other current assets	119,250	—	—	119,250

	13,438,422	813,130	(490,000)	13,761,552

Term deposits	10,306	—	—	10,306
Property and equipment, net	6,266,990	—	—	6,266,990
Intangible assets, net	1,362,176	—	—	1,362,176
Security deposits	319,106	8,000	—	327,106
Non-current deferred tax assets	255,683	—	—	255,683

	8,214,261	8,000	—	8,222,261

TOTAL ASSETS	$21,652,683	$821,130	$(490,000)	$21,983,813

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Short-term borrowings from banks	$5,728,400	$—	$—	$5,728,400
Short-term borrowings from related parties	127,137	331,121	—	458,258
Notes payable	—	9,801	—	9,801
Accounts payable, non-trade	963,304	36,969	—	1,000,273
Accrued expenses	—	251,883	—	251,883
Accrued compensation	—	300,000	—	300,000
Current deferred revenue	1,105,798	—	—	1,105,798
Other current liabilities	113,069	—	—	113,069

Total current liabilities	8,037,708	929,774	—	8,967,482

Noncurrent deferred revenue	9,487,150	—	—	9,487,150
Noncurrent other payables	503,651	—	—	503,651
Provision for retirement and severance benefits	84,675	—	—	84,675
Other liabilities	237,763	—	—	237,763

Total liabilities	18,350,947	929,774	—	19,280,721

Commitments and Contingencies

Stockholders’ equity:

Common stock	6,290,446	61,170	(61,170)	161,767
			(17,412,353)
			11,285,674
			(2,000)
Additional paid-in capital	9,207,285	4,365,269	(4,365,269)	26,131,638
			17,412,353
			(488,000)
Stock subscription receivable	—	(200)	200	—
Noncontrolling interest	—	—	127,650	230,828
			103,178
Accumulated deficit	(12,195,995)	(4,534,883)	(108,644)	(12,535,467)
			(127,650)
			(103,178)
			4,534,883
Treasury stock, 102,597,040 shares	—	—	(11,285,674)	(11,285,674)

Total stockholders’ equity	3,301,736	(108,644)	(490,000)	2,703,092

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,652,683	$821,130	$(490,000)	$21,983,813

See accompanying notes

AmStem Corporation and Subsidiaries

Pro Forma Unaudited Statements of Operations

for the Year Ended December 31, 2009

	Histostem	AmStem	Proforma Adjustments		Proforma
Revenue	$5,379,900	$—	$		$5,379,900
Cost of goods sold:
General	705,500	—			705,500
Loss on firm purchase commitment	—	—			—

Gross margin	4,674,400	—			4,674,400

Operating expenses:
Selling, general and administrative	2,331,700	868,351			3,200,051

Income (loss) from operations	2,342,700	(868,351)			1,474,349
Other income (expenses):
Gain on settlement of liabilities	—	729,636			729,636
Other expense, net	17,700	—			17,700
Interest expense, net	(543,800)	(565,427)			(1,109,227)

Net income (loss) before taxes	1,816,600	(704,142)			1,112,458

Income tax expense	(459,000)	—			(459,000)
Income to noncontrolling interest				(103,178)	(103,178)

Net income (loss)	$1,357,600	$(704,142)		$(103,178)	$550,280

Income per share, basic and diluted					$0.004

Weighted average number of common shares outstanding, basic and diluted					155,259,498

See accompanying notes

AmStem Corporation and Subsidiaries

NOTES TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS

NOTE A — Basis of Presentation

The Pro Forma Unaudited financial statements reflect the financial information, which gives effect to the acquisition of 90% of the outstanding common stock of Histostem in exchange for 60% of the shares of AmStem (the “Company”) common stock, par value $0.001 per share.

The SPA was accounted for as a “recapitalization,” since as a result of the SPA Histostem owns a majority of the outstanding shares of the common stock of the Company. Histostem is deemed to be the acquirer for accounting purposes and, consequently, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Histostem and are recorded at the historical cost basis of Histostem. As a result of the SPA, there was a change in control of the Company. The Company will continue to be a “smaller reporting company,” as defined under the Securities Exchange Act of 1934, as amended, following the SPA. Because the SPA was accounted for as a recapitalization, there was neither goodwill recognized nor any adjustments to the book value of the net assets of Histostem that would affect the Pro Forma Statements of Operations.

NOTE B — Adjustments

1.	As the consolidation is being treated as a recapitalization, all of the equity of AmStem Corporation is eliminated upon consolidation.

2.	As part of the SPA, AmStem Corporation issued 102,597,040 shares of common stock to Histostem and in return, Histostem issued 177, 875,865 shares of common stock to AmStem, these shares were valued at $11,285,675. The consolidation has eliminated the investments in each Company and is showing the value of the shares issued under the SPA as Treasury Stock.

3.	Under the terms of the SPA, at the closing of the Acquisition, AmStem Corporation will own 90% of Histostem and therefore, an account was created, Noncontrolling Interest, to establish the value of the minority interest and the allocation of net income.

4.	Weighted average shares outstanding. The number of weighted average shares is comprised of AmStem Corporation’s number of weighted shares outstanding as of December 31, 2009 and the issuance of 102,597,040 shares of common stock to Histostem.

5	Stock purchase costs were reclassified as part of the acquisition cost.

Liquidity and Capital Resources

As of December 31, 2009, Histostem had cash and cash equivalents of approximately $5,300. Although we expect that our available funds and funds generated from our operations will be sufficient to meet our anticipated needs for the next 12 months, we will need and will seek to obtain additional capital to continue to operate and grow our business. Our cash requirements may vary materially from those currently anticipated due to changes in our operations, including our research and development and expansion of our personnel. Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all.

Off Balance Sheet Arrangements

Histostem does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

AmStem Corporation and Subsidiaries

NOTES TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS—(Continued)

Histostem leases its facilities and certain equipment under operating leases that expire through 2011. Future minimum operating lease payments at December 31, 2009, are as follows:

2010	$93,818
2011	$108,810

Rental expense for the years ended December 31, 2009 and 2008 was $81,916 and $62,591, respectively.

Critical Accounting Policies and Estimates

The critical accounting policies and procedures below should be read in conjunction with Histostem’s audited financial statements and the notes thereto for the year ended December 31, 2009. Below are Histostem’s critical accounting policies and procedures.

Inventory — Histostem uses the lower of cost or net realizable value to value inventories. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated selling costs. The cost of inventories is determined by the moving average method. Amounts of inventory written down to net realizable value due to losses occurring in the normal course of business are recognized as cost of sales.

Revenue Recognition — Histostem’s revenue is primarily derived from services. For sales of stem cell and cord blood, Histostem recognizes revenue when the products are shipped and the customer takes ownership and assumes the risk of loss, collection of the receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed and determinable. For storage of cord blood, Histostem recognizes storage fee revenue ratably over the contractual storage period upon completion of processing. Upon completion of the processing, the processing fee is nonrefundable, and as such is recognized upon completion of processing. For sharing cord blood type of sales, donors donates cord blood and have a right to request Histostem to provide biological comparable cord blood from the cord blood pool and the number of rights that the donors can exercise is dependent upon the type of program. Histostem recognizes laboratory testing fees upon completion of the service and recognizes service fee when donors exercise their rights. The service fee related to the right is deferred until either a donor exercises their right or the programs are completed, without a donor exercising all of their rights.

Income Taxes — Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Histostem adopted the provisions of FASB ASC 740-10 “Uncertainty in Income Taxes” (ASC 740-10), on January 1, 2007. The Company has not recognized a liability as a result of the implementation of ASC 740-10. A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there is no unrecognized benefit since the date of adoption. The Company has not recognized interest expense or penalties as a result of the implementation of ASC 740-10. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

AmStem Corporation and Subsidiaries

NOTES TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation — Histostem recognizes all share-based payments to employees, including grants of employee stock options, as compensation expense in the financial statements based on their fair values. That expense will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Based on historical experience of forfeitures, Histostem estimated forfeitures at 0% for the years ended December 31, 2009 and 2008, and incorporated this rate in the estimated fair value of employee option grants during 2009 and 2008.

Non-Employee Stock-Based Compensation — Histostem accounts for stock based compensation awards issued to non-employees for services and financing arrangements, as prescribed by FASB ASC 505-50, Equity-Based Payments to Non-Employees, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable. The fair value of common stock issued for services is based on the closing stock price on the date the common stock was issued.

Research and Development Costs — Research and development costs are charged to operations as incurred. Research and development costs, as presented herein, include the salaries and related expenses of personnel engaged in activities directly related to research and development activities, costs associated with clinical trials, specific patent expenses, licensing, facilities and lab equipment and other supplies.

Impairment of Long-Lived Assets — Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Histostem periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, Histostem uses market quotes, if available or an estimate of the future undiscounted net cash flows of the related asset or asset group over the remaining life in measuring whether or not the asset values are recoverable. There have been no significant impairments of long-lived assets during the two-year period ended December 31, 2009.

Retirement and Severance Benefits — Employees who have been with Histostem for more than one year are entitled to lump-sum payments based on salary rates and length of service at the time they leave Histostem. Histostem’s estimated liability under the plan is accrued in the accompanying balance sheets. A portion of the liability is covered by an employees’ severance benefits trust where the employees have a vested interest in the deposit with the bank in trust. The deposit for severance benefits held in trust is, therefore, reflected in the accompanying balance sheets as a reduction of the liability for retirement and severance benefits.

Recent accounting pronouncements

In October 2009, the FASB issued Accounting Standard Update (“ASU”) No. 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”) and No. 2009-14, Certain Revenue Arrangements that include Software Elements (“ASU 2009-14”). These standards update FASB ASC 605, Revenue Recognition (“ASC 605”) and FASB ASC 985, Software (“ASC 985”). The amendments to ASC 605 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments to ASC 985 remove tangible products from the scope of software revenue guidance and provide guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. These amendments to ASC 605 and ASC 985 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company adopted these amendments on April 1, 2010 and the adoption of this standard did not have a material impact on the Company’s financial statements.

AmStem Corporation and Subsidiaries

NOTES TO PRO FORMA UNAUDITED FINANCIAL STATEMENTS—(Continued)

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (“ASU 2010-06”). This standard updates FASB ASC 820, Fair Value Measurements (“ASC 820”). ASU 2010-06 requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The standard is effective for interim and annual reporting periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances and settlements which is effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Company adopted ASU 2010-06 on April 1, 2010, which had no material impact on the financial statements.

Other recent accounting pronouncements issued by the FASB (including its EITF), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

RISK FACTORS

THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY, ITS BUSINESS, CONDITION AND PROSPECTS (FINANCIAL AND OTHERWISE). THESE RISK FACTORS ARE NOT NECESSARILY EXHAUSTIVE.

USE OF FORWARD-LOOKING LANGUAGE; FORECASTS UNRELIABLE: All statements, trend analysis and other information contained in this document relative to markets for the Company’s products and trends in net sales, gross margin and anticipated expense levels, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect” and “intend” and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, and the Company’s actual results of operations may differ materially from those contained in the forward-looking statements.

Our business is at an early stage of development and we may not develop therapeutic products that can be commercialized.

Our business is at an early stage of development. We do not have any products in late-stage clinical trials. We have one cosmetic product under a distribution agreement, which has no significant sales history. We are still in the early stages of identifying and conducting research on potential therapeutic products. Our potential therapeutic products will require significant research and development and preclinical and clinical testing prior to regulatory approval in the United States and other countries. We may not be able to obtain regulatory approvals, enter clinical trials for any of our product candidates, or commercialize any products. Our product candidates may prove to have undesirable and unintended side effects or other characteristics adversely affecting their safety, efficacy or cost-effectiveness that could prevent or limit their use. Any product using any of our technology may fail to provide the intended therapeutic benefits, or achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing or production.

We will need additional capital to conduct our operations and develop our products and our ability to obtain the necessary funding is uncertain. We need to obtain significant additional capital resources from sources including equity and/or debt financings, cosmetic product sales, license arrangements, grants and/or collaborative research arrangements in order to develop products. We believe that more formal financing in an amount sufficient to fund operations for a year or more will be required and we intend to seek such financing when the capital markets permit. However, if such financing is not available or available only on terms that are detrimental to the long-term survival of the company, it could have a major adverse effect on our ability to continue to function. The timing and degree of any future capital requirements will depend on many factors, including:

•	the accuracy of the assumptions underlying our estimates for capital needs in 2010 and beyond;

•	scientific progress in our research and development programs;

•

the magnitude and scope of our research and development programs and our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing;

•	our progress with preclinical development and clinical trials;

•	the time and costs involved in obtaining regulatory approvals; and

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims.

Additional financing through strategic collaborations, public or private equity financings or other financing sources may not be available on acceptable terms, or at all. Additional equity financing could result in significant dilution to our stockholders. Further, if additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize on our own. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our product lines, any of which could have a material adverse affect on our financial condition or business prospects.

Clinical trials are subject to extensive regulatory requirements, are very expensive, time-consuming and difficult to design and implement. Our products may fail to achieve necessary safety and efficacy endpoints during clinical trials.

Human clinical trials can be very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidates will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials.

The unpredictability of our future revenues and potential fluctuations in quarterly operation results could significantly impact our stock price and potential funding sources.

As a result of our limited operating history and the emerging nature of the biotechnological markets in which we compete, we are unable to accurately forecast its revenues. Our current and future expense levels are based largely on our investment plans and estimates of future revenues and are to a large extent fixed and expected to increase.

We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would have an immediate adverse effect on our business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions which could have a material adverse effect on our business, prospects, financial condition and results of operations.

We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control. Factors that may adversely affect our quarterly operating results include (i) our ability to retain existing patients, attract new patients at a steady rate and maintain patient satisfaction, (ii) our ability to manage our facility in both the United States and South Korea and maintain gross margins, (iii) the announcement or introduction of new treatments and/or patents by us and our competitors, (iv) price competition or higher prices in the industry, (v) Our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner, (vi) the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure, (vii) governmental regulation, and (viii) general economic conditions.

Patents obtained by other persons may result in infringement claims against us that are costly to defend and which may limit our ability to use the disputed technologies and prevent us from pursuing research and development or commercialization of potential products.

A number of pharmaceutical, biotechnology and other companies, universities and research institutions have filed patent applications or have been issued patents relating to cell therapy, stem cells, and other technologies potentially relevant to or required by our expected products. We cannot predict which, if any, of such applications will issue as patents or the claims that might be allowed. We are aware that a number of companies have filed applications relating to stem cells. We are also aware of a number of patent applications and patents claiming use of stem cells and other modified cells to treat disease, disorder or injury. If third party patents or patent applications contain claims infringed by either our licensed technology or other technology required to make and use our potential products and such claims are ultimately determined to be valid, there can be no assurance that we would be able to obtain licenses to these patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology. If we are unable to obtain such licenses at a reasonable cost, we may not be able to develop some products commercially. We may be required to defend ourselves in court against allegations of infringement of third party patents. Patent litigation is very expensive and could consume substantial resources and create significant uncertainties. An adverse outcome in such a suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease using such technology.

We may not be able to adequately protect against piracy of intellectual property in foreign jurisdictions.

Considerable research in the areas of stem cells, cell therapeutics and regenerative medicine is being performed in countries outside of the United States, and a number of our competitors are located in those countries. The laws protecting intellectual property in some of those countries may not provide adequate protection to prevent our competitors from misappropriating our intellectual property.

Our competition includes fully integrated biotechnology and pharmaceutical companies that have significant advantages over us.

The market for therapeutic stem cell products is highly competitive. We expect that our most significant competitors will be fully integrated pharmaceutical companies and more established biotechnology and stem cell companies. These companies are developing stem cell-based products and they have significantly greater capital resources in research and development, manufacturing, testing, obtaining regulatory approvals, and marketing capabilities. Many of these potential competitors are further along in the process of product development and also operate large, company-funded research and development programs. As a result, our competitors may develop more competitive or affordable products, or achieve earlier patent protection or product commercialization than we are able to achieve. Competitive products may render any products or product candidates that we develop obsolete.

Restrictive and extensive government regulation could slow or hinder our production of a cellular product.

The research and development of stem cell therapies is subject to and restricted by extensive regulation by governmental authorities in the United States and other countries. The process of obtaining FDA and other necessary regulatory approvals is lengthy, expensive and uncertain. We may fail to obtain the necessary approvals to continue our research and development, which would hinder our ability to manufacture or market any future product.

If we are unable to keep up with rapid technological changes in our field or compete effectively, we will be unable to operate profitably.

We are engaged in activities in the biotechnology field, which is characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. Research and discoveries by other biotechnology, agricultural, pharmaceutical or other companies may render our technologies or potential products or services uneconomical or result in products superior to those we develop. Similarly, any technologies, products or services we develop may not be preferred to any existing or newly-developed technologies, products or services.

Certain parts of our technology may not be subject to protection through patents, which leaves us vulnerable to theft of our technology.

Certain parts of our know-how and technology are not patentable. To protect our proprietary position in such know-how and technology, we intend to require all employees, consultants, advisors and collaborators to enter into confidentiality and invention ownership agreements with us. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, competitors who independently develop substantially equivalent technology may harm our business.

Our Storage Systems are subject to the Risk of Material Disruption; Insurance Risks

Any material disruption in our ability to maintain continued, uninterrupted and fully operating storage systems could have a material adverse effect on our business, operating results and financial condition. Our systems and operations are vulnerable to damage or interruption from fire, flood, break-ins, tornadoes and similar events. We may not carry sufficient business interruption insurance and/or liability insurance to compensate us for losses and claims that might occur in the event of such an interruption.

Our reliance on the activities of our non-employee consultants, research institutions, and scientific contractors, whose activities are not wholly within our control, may lead to delays in development of our proposed products.

We rely upon and have relationships with scientific consultants at academic and other institutions, some of whom conduct research at our request, and other consultants with expertise in clinical development strategy or other matters. These consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements to the extent they exist, can expect only limited amounts of their time to be dedicated to our activities. These research facilities may have commitments to other commercial and non-commercial entities. We have limited control over the operations of these laboratories and can expect only limited amounts of time to be dedicated to our research goals.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with our licensees, licensors or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. That litigation is likely to be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business.

Because Our Industry Is Subject To Rapid Technological And Therapeutic Changes And New Developments, Our Future Success Will Depend On The Continued Viability Of The Use Of Stem Cells And Our Ability To Respond To The Changes.

The use of stem cells in the treatment of disease is a relatively new technology and is subject to potentially revolutionary technological, medical and therapeutic changes. Future technological and medical developments could render the use of stem cells obsolete. In addition, there may be significant advances in other treatment methods, such as genetics, or in disease prevention techniques, which could significantly reduce the need for the services we provide.

Therefore, changes in technology could affect the market for our services and necessitate changes to those services. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services that meet these evolving standards and demand of our customers. Expectant parents may not use our services and our services may not provide competitive advantages with current or future technologies. Failure to achieve increased market acceptance could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to obtain the necessary management or senior management resources to support our growth.

While we cannot be sure we will be successful in growing the Company’s operations, our goal is to rapidly and significantly expand our operations to address potential growth and market opportunities. We intend to seek to accomplish this by adding additional affiliate clinics, and by our marketing efforts. By adding affiliates, our intention is to seek to not only increase the number of patients that can be treated, but increase the visibility of stem cell therapy in general. We believe that the combination of word of mouth and our marketing efforts may lead to a significant growth in demand for our products and services.

This expansion, if successful, could place a significant strain on the Company’s management, operational and financial resources. The Company will be required to hire new employees including senior management, key managerial, technical and operations personnel who would have to be fully integrated into the Company, operational and financial systems, procedures and controls, and to expand, train and manage its already growing employee base.

The Company also would be required to add finance, administrative and operations staff. Further, the Company’s management would be required to maintain and expand its relationships with Affiliate Treatment Clinics and Medical Facilities, University Labs, Private Labs and Treating Physicians globally.

If we grow rapidly, there is no assurance that the Company’s planned personnel, systems, procedures and controls would be adequate to support the Company’s future operations that the management would be able to hire train, retain, motivate and manage required personnel or that the Company management would be able to successfully identify, manage and exploit existing and potential market opportunities. If the Company is unable to manage growth effectively, its business, prospects, financial condition and results of operations will be materially adversely affected.

Our products may be expensive to manufacture, and they may not be profitable if we are unable to control the costs to manufacture them.

Our products may be significantly more expensive to manufacture than other therapeutic products currently on the market today. We hope to substantially reduce manufacturing costs through process improvements, development of new science, increases in manufacturing scale and outsourcing to experienced manufacturers. If we are not able to make these, or other improvements, and depending on the pricing of the product, our profit margins may be significantly less than that of other therapeutic products on the market today. In addition, we may not be able to charge a high enough price for any cell therapy product we develop, even if they are safe and effective, to make a profit. If we are unable to realize significant profits from our potential product candidates, our business would be materially harmed.

We depend on key personnel for our continued operations and future success, and a loss of certain key personnel could significantly hinder our ability to move forward with our business plan.

The Company’s performance is substantially dependent on the continued services and on the performance of its senior management and other key personnel. The Company’s performance also depends on the Company’s ability to employ, retain and motivate its other officers and key employees. The loss of the services of any of its executive officers or future key employees could have a material adverse effect on the Company’s business, prospects, financial condition and results of operations. The Company has negotiated 4 year employment agreements with its executive officers and intends to obtain “key person” life insurance policies. The Company’s future success also depends on its ability to identify, attract, hire, train, retain and motivate other highly skilled doctors, scientists, qualified PhD’s, technical, managerial, marketing and customer service personnel. Competition for such personnel is intense, and there is no assurance that the Company will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to retain and attract the necessary doctors, scientists, qualified PhD’s, technical, managerial, marketing and customer service personnel could have a material adverse effect on the Company’s business, prospects, financial condition and results of operations.

There can be no assurance that the Company will be able to protect its trademarks and proprietary rights if challenged.

The Company regards its copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as important, and critical to its success. In addition, certain aspects of trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees may be relied upon to protect its proprietary rights. The Company is pursuing the registration of its trademarks and service marks in the U.S. and internationally, and has applied for the registration of certain of its trademarks and service marks. Effective trademark, service mark, copyright and trade secret protection may not be available in every country. The Company expects that it may license in the future certain parts of its proprietary rights, such as trademarks or copyrighted material, to third parties.

There is no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company’s copyrights, trademarks, trade dress and similar proprietary rights. In addition, there is no assurance that other parties will not assert infringement claims against the Company. The Company is not currently aware of any legal proceedings related to infringement or misappropriation of the Company’s copyrights, trademarks, trade dress and similar proprietary rights pending against it.

The Company is subject to changes and uncertainties in laws and government regulations.

The Company is subject to regulation by domestic and foreign governmental agencies with respect to many aspects of stem cell transplantation. In addition, new legislation or regulation could occur. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company’s business, or the application of existing laws and regulations to stem cell transplantation technology could have a material adverse effect on the Company’s business, prospects, financial condition and results or operations.

To the extent we utilize governmental grants in the future, the governmental entities involved may retain certain rights in technology that we develop using such grant money and we may lose the revenues from such technology if we do not commercialize and utilize the technology pursuant to established government guidelines.

Certain of our research has been or is being funded in part by government grants and our research may be so funded in the future. In connection with certain grants, the governmental entity involved retains rights in the technology developed. These rights could restrict our ability to fully capitalize upon the value of this research by reducing total revenues that might otherwise be available since such governmental rights may give it the right to practice the invention without payment of royalties.

The outcome of pre-clinical, clinical and product testing of our products is uncertain, and if we are unable to satisfactorily complete such testing, or if such testing yields unsatisfactory results, we will be unable to commercially produce our proposed products.

Before obtaining regulatory approvals for the commercial sale of any potential human products, our products will be subjected to extensive pre-clinical and clinical testing to demonstrate their safety and efficacy in humans. The clinical trials of our products, or those of our licensees or collaborators, must demonstrate the safety and efficacy of such products to the extent necessary to obtain appropriate regulatory approvals. Similarly, the testing of such products may not be completed in a timely manner, if at all, or only after significant increases in costs, program delays or both, all of which could harm our ability to generate revenues. In addition, our prospective products may not prove to be more effective for treating disease or injury than current therapies. Accordingly, we may have to delay or abandon efforts to research, develop or obtain regulatory approval to market our prospective products. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and could harm our ability to generate revenues, operate profitably or produce any return on an investment in us.

We may not have sufficient product liability insurance, which may leave us vulnerable to future claims we will be unable to satisfy.

The testing, manufacturing, marketing and sale of human therapeutic products entails an inherent risk of product liability claims. We currently have a limited amount of product liability insurance, which may not be adequate to meet potential product liability claims. In the event we are forced to expend significant funds on defending product liability actions, and in the event those funds come from operating capital, we will be required to reduce our business activities, which could lead to significant losses. Adequate insurance coverage may not be available in the future on acceptable terms, if at all. If available, we may not be able to maintain any such insurance at sufficient levels of coverage and any such insurance may not provide adequate protection against potential liabilities. Whether or not a product liability insurance policy is obtained or maintained in the future, any product liability claim could harm our business or financial condition.

There are no assurance of public market for our common stock, possible lack of market makers and significant volatility in our stock.

Although our stock is currently quoted on the Over-the-Counter Bulletin Board, there is no assurance that a public trading market will continue or develop for our Common Stock. There is also no assurance that the existing trading or any such future market will be characterized as active.

Development of an active trading market for the Company’s Common Stock may depend upon the interest of securities market makers and the investing public which may depend in turn on the Company’s revenues and profits. The prices of securities of companies which are in limited supply in the public securities markets, which could describe the Company, are typically volatile.

There is a possible negative effect of common stock available for future sales.

A substantial component of the Common Stock issued by us is “restricted stock” as defined in SEC Rule 144, promulgated under the Securities Act of 1933. The offer of a significant number of restricted shares of Common Stock in the future in the public market, at or about the same time pursuant to Rule 144 or pursuant to a subsequent registration statement under the Securities Act of 1933 could have a depressive effect on the public market price of the Company’s common stock.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock and increase stockholder transaction costs to sell those shares.

Management cannot predict the market price of the Common Stock in the public market. At any time that the market price is less than $5.00 per share, certain larger stock brokerage firms may prohibit purchase or sale of the shares within their clients’ accounts.

All securities brokerage firms effecting purchase orders for clients in our common stock at a time when the common stock has a market bid price of less than $5.00 per share are required by federal law to send a standardized notice to such clients regarding the risks of investing in “penny stocks”, to provide additional bid, ask and broker compensation and other information to the stockholders and to make a written determination that the Company’s common stock is a suitable investment for the client and receive the client’s written agreement to the transaction, unless the client is an established client of the firm, prior to effecting a transaction for the client. These business practices may inhibit the development of a public trading market for the Company’s common stock during periods that the price of the common stock in the public market is less than $5.00 by both limiting the number of brokerage firms which may participate in the market and increasing the difficulty in selling the Company’s common stock.

It is likely that we will need additional financing.

In order to continue as a going concern, we will require significant additional financing or a acquisition partner with substantial resources. We cannot guarantee that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. Even if we are able to expand our business, we cannot provide certainty that we will be successful or that investors will derive a profit from an investment in our equity.

We do not expect to pay cash dividends in the foreseeable future.

We have not paid cash dividends on our common stock and we do not plan to pay cash dividends on our common stock in the foreseeable future.

Stock prices for biotechnology companies have historically tended to be very volatile.

Stock prices and trading volumes for many biotechnology companies fluctuate widely for a number of reasons, including but not limited to the following factors, some of which may be unrelated to their businesses or results of operations:

•	clinical trial results;

•	the amount of cash resources and such company’s ability to obtain additional funding;

•	announcements of research activities, business developments, technological innovations or new products by competitors;

•	entering into or terminating strategic relationships;

•	changes in government regulation;

•	disputes concerning patents or proprietary rights;

•	changes in our revenues or expense levels; and

•	public concern regarding the safety, efficacy or other aspects of the Company’s products.

This market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a limited operating history and lack of profits, which could lead to wide fluctuations in our share price. The price at which stockholders purchase shares of our common stock may not be indicative of the price of our common stock that will prevail in the trading market.

The market for our common stock has been characterized by significant price volatility when compared to seasoned issuers, and we expect that our stock price could continue to be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, there has been limited trading in our common stock. As a consequence of this lack of liquidity, any future trading of shares by our stockholders may disproportionately influence the price of those shares in either direction. Second, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors will be beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

•	quarterly variations in our revenues and operating expenses;

•	announcements of new products or services by us;

•	fluctuations in interest rates;

•	significant sales of our common stock;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•	news reports relating to trends in our markets or general economic conditions.

The sale or issuance of a substantial number of shares may adversely affect the market price for our common stock.

The future sale of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could significantly and negatively affect the market price for our common stock. We expect that we will likely issue a substantial number of shares of our capital stock in financing transactions in order to fund our operations and the growth of our business. Under these arrangements, we may agree to register the shares for resale soon after their issuance. We may also continue to pay for certain goods and services with equity, which would dilute our current stockholders. Also, sales of the shares issued in this manner could negatively affect the market price of our stock.

Compliance with the rules established by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 will be complex. Failure to comply in a timely manner could adversely affect investor confidence and our stock price.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require us to perform an annual assessment of our internal controls over financial reporting and certify the effectiveness of those controls. The standards that must be met for management to assess the internal controls over financial reporting as now in effect are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal controls over financial reporting. In addition, the attestation process is new for us and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of the assessment by our independent registered public accountants. If we cannot perform the assessment or certify that our internal controls over financial reporting are effective, or our independent registered public accountants are unable to provide an unqualified attestation on such assessment, investor confidence and share value may be negatively impacted.

We currently operate internationally

In the normal course of business, the Company may enter into contractual relationships with companies located worldwide. Accordingly, the Company may be subject to general geopolitical risks in connection with some of its contracts, such as political, social and economic instability, changes in diplomatic and trade or business relationships and other factors beyond the Company’s control. There can be no assurance that such factors will not impact the Company’s operations in the future or require the Company to modify its anticipated research practices.

MANAGEMENT AND

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation paid by Histostem and the Company, respectively, during the fiscal years ended December 31, 2009 and 2008 to the chief executive officers and other executive officers whose salary and bonus for the year exceeded $100,000 and who served as an executive officer of each of the respective companies as of, or during the fiscal year ended, December 31, 2009 (each, a “Named Executive Officer”).

	Summary Compensation Table
Name Principal Positions	Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Hoon Han, President Histostem	2009	135,342	—	—	—	—	135,342
	2008	101,278	—	—	—	—	101,278

David Stark, President AmStem	2009	225,000	—	59,000	34,984	—	318,984	*
	2008	—	—	55,000	70,219	—	125,219

Lixian (John) Jiang, COO AmStem	2009	60,000	—	14,750	—	—	74,750	*
	2008	60,000	—	—	87,192	—	147,192	*

Andrew Norstrud, CFO AmStem	2009	60,000	—	59,000	34,984	—	153,984	*
	2008	60,000	—	—	69,754	—	129,754	*

*	Total compensation also includes accrued compensation that has not been paid.

The Company does not have any annuity, retirement, pension, deferred or incentive compensation plan or arrangement under which any executive officers are entitled to benefits, nor does the Company have any long-term incentive plan pursuant to which performance units or other forms of compensation are paid. Executive officers may participate in group life, health and hospitalization plans if and when such plans are available generally to all employees. All other compensation consisted solely of health care premiums.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table summarizes equity awards granted to our President, Chief Financial Officer and other named executive officers that were outstanding as of December 31, 2009.

		Option Awards					Stock Awards
Name	Number of Securities Underlying Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units Of Stock That Have Not Vested (#)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Stark, President (1)	750,000	—	—	$0.25	4 yrs from Grant	343,750	$32,184	—	—
	1,000,000			$0.15	10 yrs from Grant
Andrew J. Norstrud, CFO (2)	400,000	—	—	$0.19	10 yrs from Grant	—	—	—	—
Lixian (John) Jiang, COO (3)	1,000,000			$0.15	10 yrs from Grant
	500,000	—	—	$0.19	10 yrs from Grant	—	—	—	—

(1)	Consists of a grant made on March 24, 2008 for 750,000 options at a strike price of $0.25 that expire March 24, 2012.

An additional grant was made on September 4, 2009 for 1,000,000 options at a strike price of $0.15 that expire September 4, 2019.

(2)	Consists of a grant made on September 30, 2007 for 400,000 options at a strike price of $0.19 that expire September 30, 2017.

An additional grant was made on September 4, 2009 for 1,000,000 options at a strike price of $0.15 that expire September 4, 2019.

(3)	Consists of a grant made on September 30, 2007 for 500,000 options at a strike price of $0.19 that expire September 30, 2017.

DIRECTOR COMPENSATION

Directors of the Company who are not employees or consultants do not receive any compensation for their services as members of the Board of Directors, but are reimbursed for expenses incurred in connection with their attendance at meetings of the Board of Directors. There was not compensation in 2009 to outside board members.

Employment and Consulting Agreements; Termination, Severance and Change-in-Control Matters

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2009, by (i) each person who is known by us to beneficially own 5% or more of our common stock, (ii) each of our directors and executive officers, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of such person, shares of Common Stock subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2009 were deemed to be outstanding.

The table shows each person known to us who owns beneficially more than five percent of the outstanding common stock of AmStem based on 62,575,571 shares being outstanding as of December 31, 2009, and the total amount of common stock of AmStem owned by each of its Directors and Executive Officers and for all of its Directors and Executives as a group.

Name and Address or Number in Group	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (2)

David J. Stark 13406 Racetrack Rd, #233 Tampa, FL 33626	3,063,942	(1)	4.8%

Andrew J. Norstrud 13406 Racetrack Rd, #233 Tampa, FL 33626	2,400,000	(2)	3.8%

Lixian (John) Jiang 13406 Racetrack Rd, #233 Tampa, FL 33626	950,000	(3)	1.5%

All Directors and Executive Officers as a Group (3 persons)	6,413,942		10.1%

(1)	Consists of 1,263,942 shares directly owned, 1,000,000 warrants to purchase shares at $0.15 and 750,000 shares at $0.25 per share.
(2)	Consists of 1,000,000 shares directly owned, 1,000,000 warrants to purchase shares at $0.15 and 400,000 shares at $0.19 per share.
(3)	Consists of 250,000 shares directly owned, 200,000 warrants to purchase shares at $0.15 and 500,000 shares at $0.19 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Due to related party of $231,121, represents advances from a stockholder to assist the Company with its financial obligations. These advances were non-interest bearing, unsecured and due on demand.

During the year ended March 31, 2009, the Company borrowed a total of $45,000 from related parties. One of the notes for $25,000 was immediately repaid, which did not result in any interest payments. The remaining note bears interest at 7% per year and is due on demand. As of March 31, 2009, the Company has recorded $1,400 in accrued interest in the accompanying balance sheet and the notes payable have been repaid.

The Company contracted with Norco Accounting and Consulting Inc. (“Norco”) to provide accounting and consulting services. The Company spent approximately $17,000 and $12,600 during the years ended March 31, 2009 and 2008, respectively. As of March 31, 2009, the Company owes Norco $2,024. Norco is 50% owned by Andrew J. Norstrud, who joined the Company in September of 2007, as the Company’s Chief Financial Officer. The Company continues to use Norco for accounting staffing needs under the contract signed prior to Andrew J. Norstrud joining the Company.

Significant transactions within Histostem which occurred in the normal course of business with related parties for the years ended December 31, 2009 and 2008 are summarized as follows:

Name	Descriptions	2009	2008
Han Hoon	Acquisition of industrial property rights	$—	1,594,000
Jung Seung-Soo	Interest income	7,180	—
New Life Medical Center	Sales of stem cells	—	43,893
	Interest income	—	22,355
Han’s Holdings. Co., Ltd.	Sales of cord blood and cosmetic material	3,943,591	—
	Storage fees	17,180	—
Hun-min Consulting Co., Ltd.	Rent	103,080	95,640
		$4,071,031	1,755,888

Account balances with related parties as of December 31, 2009 were as follows:

	Receivables
Name	Accrued income	Accounts receivable - trade	Short-term loans
Jung Seung-Soo	$—	—	257,700
Han’s Holdings. Co., Ltd.	7,180	6,872	—

	$7,180	6,872	257,700

	Payables
Name	Non-trade accounts payable	Accrued expenses	Short-term borrowings
Han Hoon	$10,881	—	34,360
Kye Yung-Soo	7,980	52,573	—
Yang Kung-Seung	—	1,585	92,777
Hun-min Consulting Co., Ltd.	56,694	—	—

	$75,555	54,158	127,137

Account balances with related parties as of December 31, 2008 were as follows:

	Payables
Name	Non-trade accounts payable	Accrued expenses	Short-term borrowings
Han Hoon	$8,834	—	—
Han Myo-Hee	—	—	39,850
Kye Yung-Soo	6,975	48,778	—
Han Sup	—	—	195,771
Yang Kung-Seung	—	1,470	86,081
Hun-min Consulting Co., Ltd.	52,602	—	907,113

	$68,411	50,248	1,228,815

Guarantees in the amount of $4,956,430 and $4,598,690 were provided by the Company’s stockholders and other related party on the Company’s short-term borrowings from banks as of December 31, 2009 and 2008, respectively.

The above amounts are not necessarily indicative of the amounts that would have been incurred had a comparable transaction been entered into with independent parties.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 am to 3:00 pm. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding the Company and other issuers that file electronically with the SEC. The address of the SEC internet site is

www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at www.amsteminc.com.

DESCRIPTION OF SECURITIES

The following table sets forth, for the periods indicated, the range of high and low closing bid prices for our common stock through December 31, 2009 for the periods noted, as reported by the National Quotations Bureau and the OTCBB. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Common Stock Closing Bid Fiscal Quarter Ended	High	Low

2007

1st Quarter	$0.30	$0.10
2nd Quarter	0.43	0.07
3rd Quarter	0.40	0.15
4th Quarter	0.21	0.05

2008

1st Quarter	$0.27	$0.08
2nd Quarter	0.16	0.06
3rd Quarter	0.09	0.01
4th Quarter	0.09	0.01

2009

1st Quarter	$0.12	$0.05
2nd Quarter	0.125	0.049
3rd Quarter	0.37	0.03
4th Quarter	0.25	0.08

We have not paid any cash dividends on our common or preferred stock and do not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth. We may issue shares of our common stock and preferred stock in private or public offerings to obtain financing, capital or to acquire other businesses that can improve our performance and growth. Issuance or sales of substantial amounts of common stock could adversely affect prevailing market prices in our common stock.

As of December 31, 2009, there were approximately 289 beneficial owners of our common stock, with 61,170,052 shares issued and outstanding.

RECENT SALES OF UNREGISTERED SECURITIES

See the information set forth in Item 3.02 of this Current Report on Form 8-K which is incorporated herein by reference.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Articles Thirteen and Fourteen of our Certificate of Incorporation provide that no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director; provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporate Law, referred to as the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 3.02.	Unregistered Sales of Equity Securities

The Company issued 2,250,000 shares of common stock to its three officers in settlement of a portion of each officer’s accrued payroll. These shares were issued without any public offering in accordance with Section 4(2) of the Securities Act of 1933, as amended.

The Company issued 8,937,500 shares of common stock in conversion of $446,875 of notes payable and accrued expenses. These shares were issued without any public offering in accordance with Section 4(2) of the Securities Act of 1933, as amended.

The Company issued 233,334 shares of common stock for the exercise of 400,000 warrants. These shares were issued without any public offering in accordance with Section 4(2) of the Securities Act of 1933, as amended.

The Company issued 2,000,000 shares of common stock to an individual for services valued at $490,000. These shares were issued without any public offering in accordance with Section 4(2) of the Securities Act of 1933, as amended.

The Company issued 3,764,960 shares of common stock in conversion of $188,248 of notes payable and accrued expenses. These shares were issued without any public offering in accordance with Section 4(2) of the Securities Act of 1933, as amended.

The Company issued 150,000 shares of common stock for services valued at $14,250. These shares were issued without any public offering in accordance with Section 4(2) of the Securities Act of 1933, as amended.

The Company issued 1,000,000 shares of common stock to a Company in settlement of a lawsuit valued at $161,000. These shares were issued without any public offering in accordance with Section 4(2) of the Securities Act of 1933, as amended.

Item 5.01.	Changes in Control of Registrant

As a result of the acquisition of Histostem, the shareholders of Histostem acquired a majority equity interest in AmStem.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

AmStem Corporation announced the resignation of Andrew J. Norstrud as a Board member. Mr. Norstrud’s resignation from the Board will allow Dr. Han to appoint the four new Board members as stipulated in the Acquisition Agreement. Andrew J. Norstrud will continue to serve the Company as its Chief Financial Officer.

Item 9.01.	Financial Statements and Exhibits

(a) Financial Statements:

The audited Financial Statements of Histostem Co., Ltd. for the years ended December 31, 2009 and 2008 and the accompanying notes thereto.

(b) Pro Forma Financial Information:

The unaudited Pro-Forma Consolidated Statements of Operations for Histostem Co., Ltd. for the year ended December 31, 2009 and the unaudited Pro-Forma Consolidated Balance Sheet as of December 31, 2009.

(c) Exhibits

10.1	Certificate of Amendment to Articles of Incorporation (filed as Exhibit A to the Company’s DEF 14C dated October 23, 2009 and incorporated herein by reference)

10.36	Restated Reorganization and Stock Purchase Agreement between the Company and Histostem Co., Ltd. (Filed as exhibit 10.1 on Form 8K with the SEC on September 25, 2009 and incorporated herein by reference)

20.1	Histostem Co. Ltd. Financial Statements for the years ended December 31, 2009 and 2008 as reported in Won.

HISTOSTEM CO., LTD.

Financial Statements

December 31, 2009 and 2008

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors and Stockholders

Histostem Co., Ltd.

We have audited the accompanying balance sheets of Histostem Co., Ltd. as of December 31, 2009 and 2008, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Histostem Co., Ltd. as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, on December 17, 2009, the Company entered into Agreement and Plan of Merger (the “Agreement”) with Fubit Co., Ltd. (“Fubit”), a Korean corporation whose shares are listed in KOSDAQ. At the effective time of the merger, each outstanding share of the Company’s common stock will be exchanged with 0.73820982 share of Fubit’s common stock. The Agreement was approved by the Company’s stockholders on February 18, 2010. Based upon pertinent facts and circumstances of the Agreement, the Company is deemed to be the surviving entity for accounting and statutory purposes. The merger is expected to be consummated on March 25, 2010.

As discussed in Note 2(i) to the financial statements, the Company adopted the provisions of FASB Interpretation No.48, “Accounting for Uncertainty in Income Taxes as of January 1, 2009.

KPMG Samjong Accounting Corp.

Seoul, Korea

March 19, 2010

Histotem Co., ltd.

Balance Sheets

As of December 31, 2009 and 2008

	Note	2009	2008

Assets
Cash		$5,278	24,607
Accounts receivable - trade	17	17,745	20,575
Inventories	3	11,794,066	10,517,967
Prepaid expenses		58,001	52,583
Short-term loans	17	257,700	1,594
Current deferred tax assets	13	1,186,382	1,294,388
Other current assets	4,17	119,250	112,934

Total current assets		13,438,422	12,024,648

Term deposits		10,306	—
Property and equipment, net	5,6,7	6,266,990	6,076,334
Intangible assets, net	17	1,362,176	1,592,089
Security deposits		319,106	184,518
Non-current deferred tax assets, less valuation allowance of $2,464,692 in 2009 and $2,210,904 in 2008	13	255,683	511,525

Total non-current assets		8,214,261	8,364,466

Total assets		$21,652,683	20,389,114

See accompanying notes to financial statements.

Histotem Co., ltd.

Balance Sheets, Continued

As of December 31, 2009 and 2008

	Note	2009	2008

Liabilities
Short-term borrowings from banks	7,8	$5,728,400	5,914,696
Short-term borrowings from related parties	8,17	127,137	1,228,815
Non-trade accounts payable	17	963,304	778,814
Current deferred revenue		1,105,798	757,250
Other current liabilities	9,17	113,069	187,026

Total current liabilities		8,037,708	8,866,601

Non-current deferred revenue		9,487,150	9,105,869
Non-current other payable		503,651	467,299
Provision for retirement and severance benefits	10	84,675	49,131
Other liabilities	16	237,763	220,603

Total non-current liabilities		10,313,239	9,842,902

Total liabilities		18,350,947	18,709,503

Stockholders’ equity
Common stock of $0.43 par value
Authorized – 200,000,000 shares; Issued and outstanding – 14,645,976 shares in 2009 and 2008	11	6,290,446	5,836,421
Additional paid-in capital	14	9,207,285	8,542,731
Accumulated deficits		(12,195,995)	(12,699,541)

Total stockholders’ equity		3,301,736	1,679,611

Total liabilities and stockholders’ equity		$21,652,683	20,389,114

See accompanying notes to financial statements.

Histostem Co., Ltd.

Statements of Income

For the years ended December 31, 2009 and 2008

	Note	2009	2008

Sales	17	$5,379,900	4,369,200
Cost of sales		705,500	919,200

Gross profit		4,674,400	3,450,000

Selling, general and administrative expenses	12	2,331,700	2,744,600

Operating income		2,342,700	705,400

Other income (expense)
Interest income	17	6,800	27,000
Interest expense		(550,600)	(654,400)
Other, net		17,700	72,800

		(526,100)	(554,600)

Income before income taxes		1,816,600	150,800

Income tax expense	13	459,000	48,200

Net income		$1,357,600	102,600

See accompanying notes to financial statements.

Histostem Co., Ltd.

Statements of Stockholders’ Equity and Comprehensive Income

For the years ended December 31, 2009 and 2008

	Common stock	Additional paid-in capital	Accumulated deficit	Total stockholders’ equity

Balance at December 31, 2007	$5,213,967	11,067,359	(17,138,616)	(857,290)
Net income	—	—	102,600	102,600
Issuance of common stock	1,945,474	233,042	—	2,178,516
Translation adjustment	(1,323,020)	(2,808,291)	4,336,475	205,164
Stock option	—	50,621	—	50,621

Balance at December 31, 2008	5,836,421	8,542,731	(12,699,541)	1,679,611

Translation adjustment	454,025	664,554	(854,054)	264,525
Net income	—	—	1,357,600	1,357,600

Balance at December 31, 2009	$6,290,446	9,207,285	(12,195,995)	3,301,736

See accompanying notes to financial statements.

Histostem Co., Ltd.

Statements of Cash Flows

For the years ended December 31, 2009 and 2008

	2009	2008

Cash flows from operating activities
Net income	$1,357,600	102,600
Adjustments to reconcile net income to net cash provided by operating activities:
Accrual for retirement and severance benefits	40,539	52,655
Cumulative translation adjustment	202,784	(140,877)
Depreciation	343,050	614,798
Amortization	336,149	92,319
Bad debts	—	22,025
Compensation expenses associated with stock option	—	57,592
Sales	(38,794)	(25,028)
Other, net	(2,274)	2,228
Changes in operating assets and liabilities:
Accounts receivable - trade	4,431	469,741
Inventories	(457,889)	(262,389)
Prepaid expenses	(1,328)	9,496
Current deferred tax assets	208,698	26,389
Other current assets	2,470	241,568
Non-current deferred tax assets	295,634	15,985
Non-trade accounts payable	123,905	(632,191)
Other current liabilities	(88,506)	(103,835)
Non-current deferred revenue	5,184	(198,264)
Deposits for severance benefits trust	(199)	(316)
Payment of retirement and severance benefits	(12,620)	(165,556)

Net cash provided by operating activities	2,318,834	178,940

Cash flows from investing activities
Net decrease (increase) in short-term loans	(255,982)	829,596
Proceeds from disposal of property and equipment	2,499	—
Net increase in term deposits	(10,306)	—
Increase in security deposits	(120,234)	(12,582)
Acquisition of property and equipment	(94,886)	(43,336)
Acquisition of intangible assets	(15,574)	(1,624,045)

Net cash used in investing activities	(494,483)	(850,367)

See accompanying notes to financial statements.

Histostem Co., Ltd.

Statements of Cash Flows, Continued

For the years ended December 31, 2009 and 2008

	2009	2008

Cash flows from financing activities
Proceeds from short-term borrowings from banks	—	302,860
Proceeds from short-term borrowings from related parties	2,494,947	1,488,361
Proceeds from issuance of common stock	—	2,178,516
Repayment of short-term borrowings from banks	(646,411)	(1,457,661)
Repayment of short-term borrowings from related parties	(3,692,216)	(1,849,016)

Net cash provided by (used in) financing activities	(1,843,680)	663,060

Net increase in cash and cash equivalents	(19,329)	(8,367)

Cash at beginning of year	24,607	32,974

Cash at end of year	$5,278	24,607

Supplemental cash flow information
Cash paid for interest	$548,569	639,735
Cash paid for income taxes	8	56,320

See accompanying notes to financial statements.

1. Organization and Description of Business

Histostem Co., Ltd. (the “Company”) was established on February 2, 2000 as a laboratory venture in the Catholic University of Korea. The Company has dedicated to the development of stem cell technology along with the cord blood. The Company is mainly engaged in sales of stem cell and cord blood, and providing individual storage service for cord blood.

On December 17, 2009, the Company entered into Agreement and Plan of Merger (the “Agreement”) with Fubit Co., Ltd. (“Fubit”), a Korean corporation whose shares are listed in KOSDAQ. At the effective time of the merger, each outstanding share of the Company’s common stock will be exchanged with 0.73820982 share of Fubit’s common stock. The Agreement was approved by the Company’s stockholders on February 18, 2010. Based upon pertinent facts and circumstances of the Agreement, the Company is deemed to be the surviving entity for accounting and statutory purposes. The merger is expected to be consummated on March 25, 2010. Upon the consummation of the merger, the Company’s operation will be continued in the merged entity.

As of December 31, 2009, the stockholders of the Company consist of Ann Park (33.33%) and other individuals.

2. Basis of Presenting Financial Statements and Summary of Significant Accounting Policies

(a) Basis of Presenting Financial Statements

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. Significant accounting policies followed by the Company in the preparation of the accompanying financial statements are summarized below.

(b) Allowance for Doubtful Accounts

Allowance for doubtful accounts is estimated based on an analysis of individual accounts and presented as a deduction from accounts receivable.

(c) Inventories

Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated selling costs. The cost of inventories is determined by the moving average method. Amounts of inventory written down to net realizable value due to losses occurring in the normal course of business are recognized as cost of sales.

2. Basis of Presenting Financial Statements and Summary of Significant Accounting Policies, Continued

(d) Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful life of the assets, which is 5 years for all property and equipment.

Significant additions or improvements extending the useful life of assets are capitalized. Normal maintenance and repairs are charged to expense as incurred.

(e) Research and Development Costs

Research and development expenses consist primarily of salaries and related personnel expenses, costs associated with clinical trials; certain patent-related costs such as licensing; facilities-related costs such as depreciation; lab equipment and supplies. Clinical trial expenses include payments to vendors such as clinical research organizations, laboratories for testing clinical samples. All research and development costs are expensed as incurred.

(f) Intangible Assets

Intangible assets, which mainly consist of industrial property rights and computer software, are amortized using the straight-line method over their estimated useful life, which is 5 years for all intangible assets.

(g) Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparing the carrying amount to future undiscounted cash flows the assets are expected to generate. If property and equipment and patents are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its estimated fair market value. No such impairment was recognized during the years ended December 31, 2009 and 2008.

(h) Retirement and Severance Benefits

Employees who have been with the Company for more than one year are entitled to lump-sum payments based on salary rates and length of service at the time they leave the Company. The Company’s estimated liability under the plan, which would be payable if all employees left on the balance sheet date, is accrued in the accompanying balance sheets. A portion of the liability is covered by an employees’ severance benefits trust where the employees have a vested interest in the deposit with the bank in trust. The deposit for severance benefits held in trust is, therefore, reflected in the accompanying balance sheets as a reduction of the liability for retirement and severance benefits.

2. Basis of Presenting Financial Statements and Summary of Significant Accounting Policies, Continued

(i) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets, including the tax effect on the carryforward tax losses, are recognized to the extent it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible. To the extent the deferred tax assets are not realizable, deferred tax assets are reduced by a valuation allowance is recognized.

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS Statement 109” (FIN 48) as of January 1, 2009. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides related guidance on measurement, derecognition, classification, interest and penalties, and disclosure. The initial adoption of FIN 48 did not have any impact on our financial statements. The Company’s policy is to record interest and penalties related to unrecognized tax benefits as components of income tax expense in the statements of income.

(j) Stock-Based Compensation

The Company adopted SFAS123(R) as of January 1, 2006. This statement replaces SFAS No. 123 Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25 Accounting for Stock Issued to Employees. SFAS No. 123(R) requires that all stock-based compensation be recognized as an expense in the financial statements and such cost be measured at the fair value of the award. This Statement was adopted using modified prospective method of application, which requires the Company to recognize compensation cost on a prospective basis. Subsequent to adoption of SFAS No. 123(R), the Company did not grant any stock options, and the stock options granted prior to the adoption of SFAS No. 123(R), are fully vested.

(k) Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessment, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

2. Basis of Presenting Financial Statements and Summary of Significant Accounting Policies, Continued

(l) Use of Estimates

The preparation of the financial statements in accordance with generally accepted accounting principles in the United States of America requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(m) Revenue Recognition

The Company’s revenue categories consist of services.

For sales of stem cell and cord blood, the Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

For individual storage service for the customer’s cord blood, the Company recognizes revenue ratably over the contractual storage period after completion of processing. Fees for individual storage service are non-refundable after completion of processing. As such, related storage fees are recognized upon the completion of processing.

For sharing cord blood type of sales, donors donates cord blood and have a right to request the Company to provide biological comparable cord blood from cord blood pool and the number of right that donors can exercise is depends on the types of program. For example, donors on 10 years program and 20 years program can exercise their right once and twice during the program period, respectively. The Company recognizes laboratory testing fees upon completion of laboratory testing and recognizes service fee related to the right when donors exercise their rights. The service fee related to the right is deferred until either donors exercise their rights or the programs are completed. If the donors do not exercise their rights during program period, the Company recognizes service fee related to the right at the end of program period.

The Company recognizes revenue from services at gross amount, net of value-added tax, if applicable.

3. Inventories

Inventories as of December 31, 2009 and 2008 are summarized as follows:

	2009	2008

Finished goods	$11,751,603	10,470,623
Work-in-progress	42,463	47,344

	$11,794,066	10,517,967

4. Other Current Assets

Other current assets as of December 31, 2009 and 2008 are summarized as follows:

	2009	2008

Value-added tax receivable	$27,402	14,053
Advance payments	84,659	49,378
Accrued income	7,180	—
Prepaid income taxes	9	49,503

	$119,250	112,934

5. Property and Equipment

Property and equipment at December 31, 2009 and 2008 are summarized as follows:

	2009	2008

Land (note7)	$5,956,096	5,526,203
Machinery	3,320,903	3,081,210
Furniture and fixtures	1,181,842	1,031,174
Equipment	611,090	559,203
Vehicles	35,606	30,767

	11,105,537	10,228,557

Less: Accumulated depreciation	(4,833,537)	(4,139,605)

Government grants	(5,010)	(12,618)

Property and equipment, net	$6,266,990	6,076,334

6. Government Grants

The Company entered into an agreement with the Ministry of Information and Communication of Korea for the parts and materials development project in 2004, and received a grant in the amount of $1,774,485. The Company acquired machinery with the grant received from the Ministry of Information and Communication amounted to $39,091 in 2009 and 2008, and accounted for the acquisition as a deduction from the cost of acquired assets. Also, the Company deducted research and development costs with the grant received from the Ministry of Information and Communication amounted to $1,576,857 and $1,793,116 in 2009 and 2008, respectively.

7. Pledged Assets and Guarantees

(a)	As of December 31, 2009, the Company’s land with carrying value of $5,956,096 (see note 5) was provided as collateral for short-term borrowings from Solomon Mutual Savings Bank and Korea Exchange Bank (see note 8).

(b)	As of December 31, 2009, the Company is provided with guarantees on short-term borrowings amounting to $293,778 by Korea Technology Credit Guarantee Fund (see note 8).

8. Short-term Borrowings

(a)	Short-term borrowings from banks as of December 31, 2009 and 2008 are summarized as follows (see note 17 (c)):

Lender	Annual interest rate	2009	2008

Solomon Mutual Savings Bank (note 7)	12.00%	$1,374,400	1,753,400
Hana Bank	7.47%	601,300	557,900
Korea Exchange Bank (note 7)	7.89%	3,426,280	3,188,000
	11.99%	—	112,536
	6.87%	326,420	302,860

		$5,728,400	5,914,696

8. Short-term Borrowings, Continued

(b)	Short-term borrowings from related parties, which bear no interest, as of December 31, 2009 and 2008 are summarized as follows:

Lender	2009	2008

Hun-min Consulting Co., Ltd.	—	907,113
Han Hoon	$34,360	—

Han Sup	—	195,771

Yang Kyung-Seung	92,777	86,081
Han Myo-Hee	—	39,850

	$127,137	1,228,815

9. Other Current Liabilities

Other current liabilities as of December 31, 2009 and 2008 were as follows:

	2009	2008

Accrued expenses	$103,100	108,256
Withholdings	9,969	78,770

	$113,069	187,026

10. Retirement and Severance Benefits

Changes in retirement and severance benefits for the years ended December 31, 2009 and 2008 are summarized as follows:

	2009	2008

Estimated retirement and severance benefits at beginning of year	$49,131	172,959
Accrual for retirement and severance benefits	42,989	37,122
Payments	(12,620)	(165,566)

Estimated retirement and severance benefits at end of year	79,500	44,515

Deposit for severance benefits trust	(5,175)	(4,616)

Net balance at end of year	$84,675	49,131

The Company maintains an employees’ severance benefit trust arrangement with a Bank. Under this arrangement, the Company has made a deposit in the amount equal to 5.76% and 8.59% of the provision for retirement and severance benefits as of December 31, 2009 and 2008, respectively. This deposit is to be used to guarantee the required payments to the retirees and is accounted for as a reduction in the provision for retirement and severance benefits.

11. Stockholders’ Equity

During the year ended December 31, 2008, the Company issued 4,881,992 shares of common stock for cash. As a result, the Company’s common stock increased by $1,945,474 and additional paid-in capital increased by $222,042.

12. Selling, General and Administrative Expenses

Details of selling, general and administrative expenses for the years ended December 31, 2009 and 2008 were as follows:

	2009	2008

Salaries	$410,700	607,700
Accrual for retirement and severance benefits	9,600	19,600
Compensation expenses associated with stock option	—	57,600
Other employee benefits	38,400	71,600
Travel	22,300	120,300
Entertainment	76,600	8,700
Communications	9,700	14,900
Utilities	137,000	149,900
Other non-income taxes and dues	38,400	24,800
Depreciation	277,500	444,400
Rent	81,900	62,600
Repairs	1,000	400
Insurance	2,300	2,800
Maintenance	10,800	14,500
Research and development	349,300	436,300
Training	2,600	—
Publication	14,300	9,900
Supplies	3,300	3,100
Professional fees	394,600	372,300
Advertising	54,100	58,500
Sales promotion and commission	24,500	118,100
Amortization	336,200	92,300
Bad debts	—	22,000
Transportation	800	2,700
Donations	33,900	25,200
Miscellaneous	1,900	4,400

	$2,331,700	2,744,600

13. Income Taxes

(a)	The components of income tax expense for the years ended December 31, 2009 and 2008 were as follows:

	2009	2008

Current	$—	—
Deferred	459,000	48,200

Income tax expense	$459,000	48,200

(b)	Income tax expense for the years ended December 31, 2009 and 2008 differed from the amounts computed applying the Company’s statutory tax rate of 24.2% to pretax income as a result of the following:

	2009	2008

Computed “expected” tax expense	$439,600	41,500
Reduction in income taxes resulting from
Surtax exemption	(18,900)	(23,200)
Permanent differences	17,600	7,000
Changes in tax rate	—	(8,700)
Other	20,700	31,600

Income tax expense	$459,000	48,200

13. Income Taxes, Continued

(c)	The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 were as follows:

	2009		2008
	Current	Non-current	Current	Non-current
Deferred tax assets
Allowances for doubtful accounts	$29,015	—	27,227	—
Advance payments	—	—	160,490	—
Deferred revenue	1,156,515	—	1,106,156	—
Other liabilities	—	52,308	—	48,533
Research and development	—	165,820	—	150,604
Government grants	—	8,992	—	—
Retirement and severance benefits	—	13,837	—	7,685
Donations	—	19,011	—	10,040
Net operating loss	—	969,855	—	1,164,068
Tax credit	—	1,475,826	—	1,327,433
Other	852	15,864	515	15,082

Total deferred tax assets	1,186,382	2,721,513	1,294,388	2,723,445

Less valuation allowance	—	(2,464,692)	—	(2,210,904)

Net deferred tax assets	1,186,382	256,821	1,294,388	512,541

Deferred tax liabilities

Severance benefit trust	—	(1,138)	—	(1,016)

Total deferred tax liabilities	—	(1,138)	—	(1,016)

Net deferred tax assets	$1,186,382	255,683	1,294,388	511,525

13. Income Taxes, Continued

(d)	The valuation allowance for deferred tax assets as of January 1, 2009 and 2008 was $1,442,065 and $1,805,913, respectively. The net change in the total valuation allowance in 2009 and 2008 was an increase of $81,797 and $84,049, respectively. The valuation allowance at December 31, 2009 was primarily related to state net operating loss and tax credit that, in the judgment of management, are not more likely than not to be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2009. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

As of the FIN 48 adoption date on January 1, 2009 and for the year ended 2009, the Company did not have any unrecognized tax benefits and thus, no interest and penalties related to unrecognized tax benefits were accrued.

The Company’s major tax jurisdiction is the Republic of Korea. With few exceptions, the tax years from 2005 to 2009 remain open to tax examination by the local tax authority.

The Company does not believe that it is reasonably possible that the amount of unrecognized tax benefits will significantly change within 12 months after December 31, 2009.

14. Stock Options

The terms and conditions of grants as of December 31, 2009 were as follows:

Type of arrangement	Executives and employees

Date of grant	March 12, 2005

Number granted	563,000 shares

Contractual life	5 years after 3 years from granted date

Exercise price	$0.006

Vesting conditions	3 years’ service and achievement of a share price target, which was achieved

The fair value of each option award, which is amortized to expense over the vesting period in determining the pro forma impact, is estimated on the date of grant using the Black Scholes option- pricing model. Since the Company’s shares are not publicly traded and its shares are not traded privately, estimated volatility is 48.58%. The risk-free rate for the expected term of the option is based on the interest rate of Korea Treasury bonds with 5 year maturities at the time of grant. The following weighted average assumptions were applied.

14. Stock Options, Continued

Useful lives (years)
Expected life of option	5.5 years
Risk-free interest rate	4.28%
Expected dividend yield	0%
Volatility	0.4858

As of December 31, 2009, total fair value of shares vested was $654,701 and as all share options were vested, there are no unrecognized compensation costs.

The Company currently uses authorized and unissued shares to satisfy share award exercises.

15. Non-cash Investing and Financing Activities

Significant non-cash investing and financing activities for the years ended December 31, 2009 and 2008 are summarized as follows:

	2009	2008

Write-off of accounts receivable - trade	$—	18,243
Current deferred revenue	332,265	240,914
Other	2,577	2,962

	$334,842	262,119

16. Contingencies

As of December 31, 2009, the Company provided accrual for a litigation loss contingency in the amount of $237,763 which is included in other liabilities in the accompanying balance sheets.

In addition, the Company is a defendant in four other lawsuits arising in the ordinary course of business. The Company is unable to predict the possible outcome of such litigations. However, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

17. Transactions and Balances with Related Parties

(a)	Significant transactions which occurred in the normal course of business with related parties for the years ended December 31, 2009 and 2008 are summarized as follows:

Name	Descriptions	2009	2008
Han Hoon	Acquisition of industrial property rights	$—	1,594,000
Jung Seung-Soo	Interest income	7,180	—
New Life Medical Center	Sales of stem cells	—	43,893
	Interest income	—	22,355
Han’s Holdings. Co., Ltd.	Sales of cord blood and cosmetic material	3,943,591	—
	Storage fees	17,180	—
Hun-min Consulting Co., Ltd.	Rent	103,080	95,640
		$4,071,031	1,755,888

(b)	Account balances with related parties as of December 31, 2009 were as follows:

	Receivables
Name	Accrued income	Accounts receivable - trade	Short-term loans
Jung Seung-Soo	$—	—	257,700
Han’s Holdings. Co., Ltd.	7,180	6,872	—

	$7,180	6,872	257,700

	Payables
Name	Non-trade accounts payable	Accrued expenses	Short-term borrowings
Han Hoon	$10,881	—	34,360
Kye Yung-Soo	7,980	52,573	—
Yang Kung-Seung	—	1,585	92,777
Hun-min Consulting Co., Ltd.	56,694	—	—

	$75,555	54,158	127,137

17. Transactions and Balances with Related Parties, Continued

Account balances with related parties as of December 31, 2008 were as follows:

	Payables
Name	Non-trade accounts payable	Accrued expenses	Short-term borrowings

Han Hoon	$8,834	—	—
Han Myo-Hee	—	—	39,850
Kye Yung-Soo	6,975	48,778	—
Han Sup	—	—	195,771
Yang Kung-Seung	—	1,470	86,081
Hun-min Consulting Co., Ltd.	52,602	—	907,113

	$68,411	50,248	1,228,815

(c)	Guarantees in the amount of $4,956,430 and $4,598,690 were provided by the Company’s stockholders and other related party on the Company’s short-term borrowings from banks (see note 8) as of December 31, 2009 and 2008, respectively.

18. Leases

The Company has a non-cancelable operating lease for building that will expire during 2011. Minimum lease payments of approximately $93,800 are payable in 2010 and 2011.

Total rental expense for the years ended December 31, 2009 and 2008 amounted to $40,208 is included in selling, general and administrative expenses and amounted to $62,177 is included in cost of sales in the accompanying statements of income.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmStem Corporation

By:	/S/ ANDREW J. NORSTRUD
Name:	Andrew J. Norstrud
Title:	Chief Financial Officer

Date: April 27, 2010